EXHIBIT 99

NBC Universal Cable Executive, Doug Holloway, Joins ValueVision Media Board of Directors

Minneapolis, MN — November 19, 2004 – ValueVision Media (NASDAQ: VVTV) welcomes a new member to its Board of Directors to replace Brandon Burgess, whose valuable advice and contributions over the past years are much appreciated.

Douglas V. Holloway, President of Cable Investments for NBC Universal Cable, oversees NBC Universal’s joint cable ventures, which include A&E Networks and National Geographic International. He is also responsible for seeking new cable investments and identifying strategic initiatives for the company.

Previously, Holloway was President of Network Distribution and Affiliate Relations for Universal Television. His responsibilities included distribution, affiliate marketing and affiliate relations for USA Network, Sci-Fi Channel, Trio and News World International. Prior to the sale of USAi to Vivendi and becoming Universal Television, he held a similar position where he oversaw regional operations, national accounts, and local ad sales for the networks revenues for USAi, which included the above television assets plus the Home Shopping Network and America’s Store.

Holloway began his career with USA Network in 1983 and previously held the positions of Executive Vice President, Distribution; Senior Vice President, Affiliate Relations; Vice President, Affiliate Relations; Vice President, National Accounts and Director, National Accounts for USA.

Prior to joining USA Network he was National Accounts Manager for Time Inc., “TV Cable Week” Magazine. He was also employed as CBS Cable’s Regional Affiliate Sales Representative, Strategic Planning Analyst for the CBS Television Network and Assistant Product Manager for General Foods.

Currently, Holloway serves on the Board of Directors for cable organizations such as the Cable and Telecommunications Association for Marketing (CTAM) and the NAMIC Foundation. He has been recognized with numerous awards including the NAMIC Lifetime Achievement Award in 2000, the 2000 Vanguard Award for marketing by the National Cable Television Association (NCTA) and the Patrick Mellon Award in 1999 and the Affiliate Relations Award from NAMIC in 1988.

Holloway also serves on the New York Advisory Board of the One To One Organization, a mentorship program designed to connect and foster opportunities for disadvantaged youths and is active in fundraising activities for NEED, The Westchester Clubmen, and various other non-profit organizations.

Holloway received his MBA in Marketing and Finance from Columbia University in 1978. Having received his BS in Mass Communications from Emerson College in 1976, he is a member of the Board of Trustees and a past member of the National Alumni Board of Directors at Emerson College, in Boston.

“Doug’s unique media experience, including television home shopping, should prove to be beneficial in helping ShopNBC achieve its real potential “ said William Lansing, President and CEO of ValueVision. “We are thrilled to have Doug join our Board and we look forward to his guidance as we continue to build our television and Internet retailing businesses.”

Continued Lansing, “I would also like to thank Brandon Burgess for his valuable contribution over the years. Brandon will be retiring from the Board after serving effectively since 2002.”

ValueVision’s Board of Directors now consists of the following individuals:

• Marshall Geller, Senior Manager St. Cloud Capital Partners

• John Buck, Chairman of Medica

• Ron Herman, President and CEO, GE Equity

• Jay Ireland, President, NBC Television Stations

• Will Lansing, President and CEO, ValueVision Media

• Robert Korkowski, former CFO of G. Heileman Brewing Company

• Allen Morgan, Managing Director, Mayfield

• Jim Barnett, former President of Overture Services

• Doug Holloway, President, NBC Universal Cable Investments

ValueVision Media operates in the converged world of television and e-commerce. The live home shopping industry, the majority of ValueVision’s business, is $7 billion and growing at a double digit rate annually while the attendant e-commerce space is many times that size and also growing substantially. The Company owns and operates the nation’s third largest home shopping network, ShopNBC, with fiscal 2003 sales of $617 million. At the close of fiscal 2003, ShopNBC was broadcast into approximately 60 million cable and satellite homes. The Company also operates ShopNBC.com, which contributed $111 million in sales in fiscal 2003. In addition, the Company operates wholly owned subsidiary FanBuzz, a leading provider of e- commerce solutions to sports, entertainment, and media brands, such as the National Hockey League, United Media’s Peanuts, and Elvis. GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please visit the Company’s website at www.valuevisionmedia.com

About NBC Universal Cable

NBC Universal Cable, a division of NBC Universal, one of the world’s preeminent media companies, drives the company’s cable strategic development and growth including video-on-demand, pay-per-view, HDTV and retransmission consent, and oversees the cable distribution, marketing and local ad sales of twelve properties (Bravo, CNBC, CNBC World, MSNBC, mun2, Sci-Fi, ShopNBC, Telemundo, Trio, Universal HD, USA and the Olympics on cable). NBC Universal Cable also directs and manages the company’s cable and new media investments including A&E, The History Channel, History Channel International, The Biography Channel, National Geographic International, the Sundance Channel and Tivo.